Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

—12.4% Increase in Annual Operating Earnings per Share of Common Stock —

— Record Year for Originations and Growth in Dividend per Share of Common Stock —

New York, NY, February 9, 2016 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per diluted share of common stock of $0.48 for the quarter ended December 31, 2015, an increase of 6.7% as compared to Operating Earnings per diluted share of common stock of $0.45 for the quarter ended December 31, 2014;

•	Increased the quarterly dividend per share of common stock 4.5% to $0.46 for the quarter ended December 31, 2015;

•	Generated $43.2 million of net interest income during the quarter from the Company’s $2.5 billion commercial real estate debt portfolio, which had a levered weighted average underwritten internal rate of return (“IRR”)(2) of approximately 13.8% at December 31, 2015;

•	Completed $289.9 million of commercial real estate debt investments and funded an additional $25.7 million for previously closed loans; and

•	Amended the master repurchase agreement with JPMorgan Chase Bank, N.A. (the “JPMorgan Facility”) to increase the maximum capacity to $600 million from $400 million and extend the term to January 29, 2018, plus a one-year extension option.

2015 Highlights

•	Reported Operating Earnings per diluted share of common stock of $1.90 for the twelve months ended December 31, 2015, an increase of 12.4% as compared to Operating Earnings per diluted share of common stock of $1.69 for the twelve months ended December 31, 2014;

•	Increased the quarterly dividend per share of common stock two times during the year for a total increase of 15%;

•	Completed $1.1 billion of commercial real estate debt investments ($1.0 billion of which were funded during 2015);

•	Funded $263.2 million for previously closed loans; and

•	Completed two equity offerings, including a public offering of common stock and a private placement of common and preferred stock to the Qatar Investment Authority, which generated aggregate net proceeds of $540.0 million.

“ARI had an exceptional year in 2015. The Company committed to over $1.1 billion of commercial real estate debt transactions while also strengthening and expanding the balance sheet. As a result, ARI’s investment portfolio generated record Operating Earnings and the Board of Directors increased the dividend per share of common stock twice during the year, for a total per share increase of 15%,” said Stuart Rothstein, Chief Executive Officer and President of the Company. “As we look to 2016, ARI has had a strong start with two closed transactions totaling $297 million, a healthy investment pipeline and $86.1 million of future fundings scheduled for the year. We continue to see compelling investment opportunities and we believe the Company is well positioned to capitalize on additional opportunities created amid the volatility in the global capital markets.”

Fourth Quarter and Full Year 2015 Operating Results

The Company reported Operating Earnings of $32.4 million, or $0.48 per diluted share of common stock, for the three months ended December 31, 2015, representing a per share increase of 6.7% as compared to Operating Earnings of $21.2 million, or $0.45 per diluted share of common stock, for the three months ended December 31, 2014. Net income available to common stockholders for the three months ended December 31, 2015 was $21.4 million, or $0.32 per diluted share of common stock, as compared to net income available to common stockholders of $20.2 million, or $0.43 per diluted share of common stock, for the three months ended December 31, 2014.

For the twelve months ended December 31, 2015, the Company reported Operating Earnings of $112.7 million, or $1.90 per diluted share of common stock, representing a per share increase of 12.4% as compared to Operating Earnings of $74.0 million, or $1.69 per diluted share of common stock, for the twelve months ended December 31, 2014. Net income available to common stockholders for the twelve months ended December 31, 2015 was $91.4 million, or $1.54 per diluted share of common stock, as compared to net income available to common stockholders of $75.3 million, or $1.72 per diluted share of common stock, for the twelve months ended December 31, 2014.

Fourth Quarter 2015 Investment Activity

New Investments – During the fourth quarter, ARI committed to the following commercial real estate debt investments:

•	$102.9 million of first mortgage loans, which were underwritten to generate a levered weighted average IRR(2) of approximately 15%; and

•	$187.0 million of subordinate loans, which were underwritten to generate a weighted average IRR(2) of approximately 14%.

Funding of Previously Closed Loans – During the fourth quarter, ARI funded $25.7 million for previously closed loans.

Loan Repayments – During the fourth quarter, ARI received approximately $160.3 million from loan repayments.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at December 31, 2015 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average Underwritten IRR (2)	Fully- Levered Weighted Average Underwritten IRR(2)(3)
First mortgage loans	$994,301	8.1%	$491,870	2.7%	$502,431	14.9%	14.9%
Subordinate loans(4)(5)	966,343	11.9	—	—	966,343	13.1	13.1
CMBS	504,253	6.5	433,904	3.4	100,476	16.1	16.1

Total/Weighted Average	$2,464,897	9.3%	$925,774	2.9%	$1,569,250	13.8%	13.8%

Please see chart footnotes at the end of the press release.

Loan-to-Value

At December 31, 2015, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average loan-to-value (“LTV”) of 65%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 62% and the subordinate loans (including CMBS, held-to-maturity) had a weighted average LTV of 68%.

Book Value

The Company’s book value per share of common stock at December 31, 2015 was $16.21. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s loan portfolio at December 31, 2015 was approximately $13.4 million greater than the carrying value as of the same date.

Amendment to JPMorgan Facility

In December, ARI amended the JPMorgan Facility to increase the borrowing capacity to $600 million from $400 million and extended the term to January 29, 2018, plus a one-year extension option.

Subsequent Events

The following events occurred subsequent to year end:

New Investments –ARI closed a $220.0 million first mortgage loan, $177.5 million of which was funded, secured by an assemblage of 16 existing retail and office properties for redevelopment located in the Design District neighborhood of Miami, Florida. A portion of the first funding of the loan was used to refinance a $33.0 million first mortgage loan ARI originated to the borrower in June 2015, and for the acquisition of two additional parcels. The floating-rate loan has a two-year initial term with a one-year extension option followed by a six-month extension option. The first mortgage loan has a loan-to-cost of 65% and has been underwritten to generate a levered IRR(2) of approximately 15%.

ARI closed a $77.0 million mezzanine loan, $21.9 million of which was funded at closing, for the redevelopment and conversion of an existing commercial property into 139 luxury condominiums located in the Tribeca neighborhood of New York City. The floating-rate loan has a 42-month initial term with a one-year extension option followed by a six-month extension option and is part of a $411.0 million financing consisting of a $334.0 million first mortgage loan and ARI’s $77.0 million mezzanine loan. The mezzanine loan has an appraised loan-to-net sellout of 57% and has been underwritten to generate an IRR(2) of approximately 14%.

Funding of Previously Closed Loans –ARI funded $3.5 million for previously closed loans.

Loan Repayments –ARI received approximately $8.6 million from loan repayments.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses); and (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and twelve month periods ended December 31, 2015 and December 31, 2014 ($ amounts in thousands, except per share data):

	Three Months Ended December 31, 2015	Earnings Per Share (Diluted)	Three Months Ended December 31, 2014	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$21,379	$0.32	$20,182	$0.43
Adjustments:
Equity-based compensation expense	1,693	0.02	481	0.01
Unrealized loss on securities	11,618	0.17	639	0.01
(Gain) on derivative instruments	(3,054)	(0.05)	(2,137)	(0.04)
Foreign currency loss	3,121	0.05	1,413	0.03
Amortization of convertible senior notes related to equity reclassification	564	0.01	532	0.01
Income from unconsolidated joint venture	(2,969)	(0.04)	69	—

Total adjustments:	10,973	0.16	997	0.02

Operating Earnings	$32,352	$0.48	$21,179	$0.45

Basic weighted average shares of common stock outstanding:	67,146,882		46,852,646
Diluted weighted average shares of common stock outstanding:	67,754,673		47,085,617

	Twelve Months Ended December 31, 2015	Earnings Per Share (Diluted)	Twelve Months Ended December 31, 2014	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$91,372	$1.54	$75,299	$1.72
Adjustments:
Equity-based compensation expense	4,387	0.08	1,576	0.04
Unrealized (gain)/loss on securities	17,408	0.29	(4,147)	(0.09)
(Gain) on derivative instruments	(4,106)	(0.07)	(4,070)	(0.09)
Foreign currency loss	4,894	0.08	4,050	0.09
Amortization of convertible senior notes related to equity reclassification	2,206	0.04	1,117	0.02
Income from unconsolidated joint venture	(3,464)	(0.06)	157	—

Total adjustments:	21,325	0.36	(1,317)	(0.03)

Operating Earnings	$112,697	$1.90	$73,982	$1.69

Basic weighted average shares of common stock outstanding:	58,674,046		43,464,225
Diluted weighted average shares of common stock outstanding:	59,273,280		43,684,805

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, February 10, 2016 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2015 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 30493605). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Wednesday, February 10, 2016 and ending at midnight on Wednesday, February 17, 2016. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 30493605.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $170.1 billion of assets under management at December 31, 2015.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes ($ in thousands)

(1) CMBS includes $30,127 of restricted cash related to the Company’s repurchase facility with UBS AG.

(2) The underwritten IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, taking into account leverage and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

(3) The Company’s ability to achieve the underwritten levered weighted average IRR depends upon the availability of the JPMorgan Facility or any replacement facility with similar terms with regard to its portfolio of first mortgage loans. Without such availability, the levered weighted average underwritten IRR will be lower than the amount shown above.

(4) Subordinate loans are net of a participation sold during February 2015. The Company presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At December 31, 2015, the Company had one such participation sold with a face amount of £19,850 ($29,250) and a carrying amount of £19,850 ($29,250).

(5) Subordinate loans also include CMBS (held-to-maturity), which are net of a participation sold during June 2014. At December 31, 2015, the Company presented the participation sold as an asset of $88,984 and non-recourse liabilities of $88,951 because the participation does not qualify as a sale according to GAAP.

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	December 31, 2015	December 31, 2014
Assets:
Cash	$67,415	$40,641
Restricted cash	30,127	30,127
Securities available-for-sale, at estimated fair value	—	17,105
Securities, at estimated fair value	493,149	522,730
Securities, held-to-maturity	153,193	154,283
Commercial mortgage loans, held for investment	994,301	458,520
Subordinate loans, held for investment	931,351	561,182
Investment in unconsolidated joint venture	22,583	37,016
Derivative assets	3,327	4,070
Interest receivable	16,908	10,829
Deferred financing costs, net	7,353	7,444
Other assets	236	1,200

Total Assets	$2,719,943	$1,845,147

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$925,774	$622,194
Convertible senior notes, net	248,173	246,464
Participations sold	118,201	89,584
Accounts payable and accrued expenses	9,246	7,578
Payable to related party	5,297	3,240
Dividends payable	37,828	21,018

Total Liabilities	1,344,519	990,078

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Preferred stock, 3,450,000 shares issued and outstanding ($86,250 aggregate liquidation preference) in 2015 and 2014	35	35
Series B Preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference) in 2015	80	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 67,195,252 and 46,900,442 shares issued and outstanding in 2015 and 2014, respectively	672	469
Additional paid-in-capital	1,410,138	868,035
Retained earnings (accumulated deficit)	(32,328)	(10,485)
Accumulated other comprehensive loss	(3,173)	(2,985)

Total Stockholders’ Equity	1,375,424	855,069

Total Liabilities and Stockholders’ Equity	$2,719,943	$1,845,147

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net interest income:
Interest income from securities	$8,343	$8,275	$33,188	$21,189
Interest income from securities, held to maturity	2,704	3,165	12,054	4,613
Interest income from commercial mortgage loans	18,846	9,328	56,092	27,802
Interest income from subordinate loans	25,623	17,021	90,830	69,743
Interest expense	(12,275)	(10,740)	(48,861)	(26,541)

Net interest income	43,241	27,049	143,303	96,806

Operating expenses:
General and administrative expenses (includes $1,693 and $4,387 of equity-based compensation in 2015 and $481 and $1,576 in 2014, respectively)	(2,979)	(1,796)	(9,492)	(6,151)
Management fees to related party	(5,294)	(3,236)	(16,619)	(11,960)

Total operating expenses	(8,273)	(5,032)	(26,111)	(18,111)
Income from unconsolidated joint venture	2,972	(69)	3,464	(157)
Other income	983	9	1,239	34
Realized loss on sale of securities	—	—	(443)	—
Unrealized gain/(loss) on securities	(11,618)	(639)	(17,408)	4,147
Foreign currency gain/(loss)	(3,121)	(1,413)	(4,894)	(4,050)
Gain/(loss) on derivative instruments	3,054	2,137	4,106	4,070

Net income	27,238	22,042	103,256	82,739

Preferred dividend	(5,860)	(1,860)	(11,884)	(7,440)

Net income available to common stockholders	$21,378	$20,182	$91,372	$75,299

Basic and diluted net income per share of common stock	$0.32	$0.43	$1.54	$1.72

Basic weighted average shares of common stock outstanding	67,146,882	46,852,646	58,674,046	43,464,255

Diluted weighted average shares of common stock outstanding	67,754,673	47,085,617	59,273,280	43,684,805

Dividend declared per share of common stock	$0.46	$0.40	$1.78	$1.60